EXHIBIT 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Eos Energy Enterprises, Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	2,537,866	$1.44	$3,654,527.04	0.0000927	$338.77
Total Offering Amounts					$3,654,527.04		$338.77
Total Fee Offsets							$—
Net Fee Due							$338.77

(1) Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares of the Registrant’s Common Stock, par value $0.0001 per share (“Common Stock”), which may be necessary to adjust the number of shares reserved for issuance pursuant to the Eos Energy Enterprises, Inc. Amended and Restated 2020 Incentive Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the Registrant.

(2) Computed solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low prices per share of Common Stock on the Nasdaq Capital Market on June 16, 2022, which date is within five business days prior to filing this Registration Statement.